*Van Kampen Funds
Rule 10f-3 Transactions - Purchase of Securities by Portfolio
From an Underwriting Syndicate in which an Affiliate is a Member


July 1, 2001 through September 30, 2001

TRADE				  AMOUNT OF 		PARTICIPATING			PRICE		AMOUNT		PURCHASED		%
DATE	   UNDERWRITING		   OFFER		    FUNDs		      PER SHARE		PURCHASED	FROM			UW

07/12/01   Infineon Technologies     52,174,000		VK International Magnum		29.00		2,745		Goldman Sachs		0.005%

07/20/01   HDFC Bank		     10,845,986		VK Emerging Market		13.83 		16,500		Merrill Lynch		0.152%

09/20/01   Dominican Republic	        500,000		VK Worldwide High Income 	100.00 		1,275		JP Morgan Chase		0.255%


October 1, 2001 through December 31, 2001

10/25/01   Raytheon Co. RTN	     29,000,000		VK Equity Growth		33.25 		15,600		Morgan Stanley & Co.	0.054%

10/29/01   Anthem, Inc.		     28,600,000		VK Equity Growth		36.00		7,600		Morgan Stanley & Co.	0.027%
				     28,600,000		VK Focus Equity			36.00 		33,100		Morgan Stanley & Co.	0.116%
																		0.142%

11/12/01   AMN Healthcare	     10,000,000		VK Equity Growth		17.00		950		Morgan Stanley & Co.	0.010%
				     10,000,000		VK Focus Equity			17.00 		4,050		Morgan Stanley & Co.	0.041%
																		0.050%

12/05/01   Aluminum Corp of China 2,588,236,000		VK Asian Equity			 0.18 		1,310,000		USB Warburg	0.051%
				  2,588,236,000		VK Emerging Markets		 0.18 		1,776,000		USB Warburg	0.069%
																		0.119%

12/12/01   Prudential Financial	    110,000,000		VK Global Equity Value		24.00 		89,500		Morgan Stanley & Co.	0.081%

12/13/01   Credit Agricole SA	    177,680,000		VK International Magnum		14.83 		3,800		Morgan Stanley & Co.	0.002%
				    177,680,000		VK European Equity Value	14.83 		640		Morgan Stanley & Co.	0.000%
				    177,680,000		VK Global Equity Value		14.83 		27,300		Morgan Stanley & Co.	0.015%

																		0.018%
All Transactions were completed in accordance with rule 10f-3.

All prices in US$ unless otherwise noted.

*VAN KAMPEN SERIES FUND, INC.